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                                                                    Exhibit 18.1


February 12, 2002


Board of Directors Shiloh Industries, Inc. 5389 West 130/th/ Street Cleveland, Ohio 44130

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended October 31, 2001 and issued our report thereon dated February 12, 2002. Notes 2 and 6 to the consolidated financial statements describe a change in accounting principle from the last-in, first-out method to the first-in, first-out method for determining the cost of certain inventories. It should be understood that the preferability of one acceptable method of accounting over another for accounting for inventory has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgement about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.


Very truly yours,



/s/ PricewaterhouseCoopers LLP